Exhibit 99.1
[Company Logo}

     FOR IMMEDIATE RELEASE
                              CONTACT:        SMTEK INTERNATIONAL, INC.
                                              Kirk A. Waldron, CFO
                                              (805) 532-2800, ext. 111


                   SMTEK ANNOUNCES NASDAQ DELISTING NOTICE

MOORPARK, Calif. (April 21, 2003) - SMTEK International, Inc. (NASDAQ:
SMTI; Pacific Exchange: SMK), a provider of electronics manufacturing services, today announced that it received, on April 14, 2003, formal written notice from Nasdaq that the Staff had determined that the Company is not in compliance with Nasdaq Rule 4310(c)(2)(B) requiring that the Company maintain a minimum of $2,500,000 in stockholders' equity, and that its securities are, therefore, subject to delisting from The Nasdaq SmallCap Market effective upon the opening of business on April 23, 2003. In addition, as previously announced, the Company has been notified by Nasdaq that it is not in compliance with Nasdaq Rule 4310(c)(4) that requires the Company to maintain a minimum bid price of $1.00 per share for its common stock.

The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to appeal the staff's determination. The hearing date will be determined by Nasdaq, and the Company believes such hearings ordinarily occur within 45 days of the date of a company's request for a hearing. The Company's common stock will continue to be listed on The Nasdaq SmallCap Market pending the outcome of the hearing. There can be no assurance that the Company's request for continued listing on The Nasdaq SmallCap Market will be granted.

If the Company's appeal is denied, its common stock will be delisted from The Nasdaq SmallCap Market. Although the Company's common stock may be eligible for quotation on the OTC Bulletin Board's electronic quotation system or another quotation system or exchange, there can be no assurance that the Company's securities will continue to be listed on any such system or exchange.

About SMTEK
Headquartered in Moorpark, California, SMTEK International, Inc. is an electronics manufacturing services provider serving original equipment manufacturers in the industrial instrumentation, medical, telecommunications, security, financial services automation, aerospace and defense industries. We provide integrated solutions to original equipment manufacturers across the entire product life cycle, from design to manufacturing to end-of-life services, for the worldwide low to medium volume, high complexity segment of the electronics manufacturing services industry. We have five operating facilities with locations in Moorpark, California; Santa Clara, California; Marlborough, Massachusetts; Fort Lauderdale, Florida; and the Ayuttya Province in Thailand.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor provisions created by those sections. Any forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are cautioned that forward-looking statements regarding future events and the future performance of SMTEK International, Inc. involve various risks and uncertainties that could cause actual results to differ materially from those described in these statements.

Readers are referred to the documents filed by SMTEK International, Inc. with the Securities and Exchange Commission, including our most recent Reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, for a more complete description of important risk factors and other information with respect to risks and uncertainties relating to the materials in this press release, as well as to other aspects of our business and financial condition.